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 FORM 4                                                                                                     OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               -------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number: 3235-0287
    subject to Section 16. Form                                                                       Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response....... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
HOLLINGER INC.                         |                                                   |      to Issuer (Check all applicable)
(SEE SCHEDULE I FOR ADDITIONAL         |HOLLINGER INTERNATIONAL INC. (HLR)                 |
REPORTING PERSONS)                     |                                                   |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |           Officer (give title below)
C/0 HOLLINGER INTERNATIONAL INC.        |     Security Number     |                         |     -----
401 NORTH WABASH, SUITE 740            |     of Reporting        |                         |           Other (specify below)
                                       |     Person (Voluntary)  |     Month/Year          |     -----
                                       |                         |   SEPTEMBER 1999        |             SEE NOTE (1)
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   Applicable Line
                                       |                         |     (Month/Year)        |     Form filed by One Reporting Person
                                       |                         |                         | --
 CHICAGO          IL          60611    |                         |                         |     Form filed by More than One
                                       |                         |                         | X   Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
CLASS A COMMON STOCK                   |     (2)       |   X   |   V   | 73,600 |  D   |  (3)     |    (4)      |  (5)    |  (5)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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*By self as custodian for minor child.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
HI SERIES II CALL       |     (3)     |  (2)     |   X   |    |        |  D      |  (6)  |  (8)   |  (7)   | (8)       |(2)
OPTIONS                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
(9)               |  (9)                   |    (9)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses: SEE ATTACHED SCHEDULE I FOR EXPLANATORY NOTES.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    Hollinger Inc.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  By: /s/Charles G. Cowan         10/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.                             Charles G. Cowan
                                                                                             Vice-President and Secretary
Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.      The Ravelston Corporation Limited
                                                                                             By: /s/Charles G. Cowan         10/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             Charles G. Cowan
                                                                                             Vice-President and Secretary

                                                                                             /s/Barbara Amiel Black          10/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             Barbara Amiel Black


                                                                                             /s/Conrad M. Black              10/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             The Hon. Conrad M. Black P.C., O.C.

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                                   SCHEDULE I
                                Notes to Form 4


Name and Address of Reporting Person:
  Hollinger Inc. ("HI")
  c/o Hollinger International Inc.
  401 North Wabash Avenue, Suite 740
  Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
  Hollinger International Inc./HLR

Statement for Month/Year
  August 1999

Additional Reporting Persons:

  The Ravelston Corporation Limited ("Ravelston")
  c/o Hollinger International Inc.
  401 North Wabash Avenue, Suite 740
  Chicago, Illinois 60611
  Relationship to Issuer:  10% Owner

  Conrad M. Black ("CMB")
  c/o Hollinger International Inc.
  401 North Wabash Avenue
  Chicago, Illinois 60611
  Relationship to Issuer:  Director, Officer and 10% Owner

  Barbara Amiel Black ("Amiel")
  c/o Hollinger International Inc.
  401 North Wabash Avenue
  Chicago, Illinois 60611
  Relationship to Issuer:  Director, Officer and 10% Owner via spouse CMB

Explanations:
-------------
(1)  (i)   For HI:         10% Owner
     (ii)  For Ravelston:  10% Owner
     (iii) For CMB:        Director, Officer (Chairman, President and Chief
                           Operating Officer) and 10% Owner
     (iv)  For Amiel:      Director and Officer (Vice President)
(2) The disposition of Class A Common Stock occurred on various dates throughout the month of August in connection with the redemption of
     Series II Preference Shares ("Series II") issued by HI, the Company's parent corporation.
(3)  The consideration given was the exchange of each HI Series II share for
     0.46 of a Company Class A Common share.
(4)  (i)   For HI:         15,963,213 shares directly and 10,708,218 shares
                           via its subsidiary 504468 NB Inc.
     (ii)  For Ravelston:  26,671,431 indirectly via its control over HI
     (iii) For CMB:        26,671,431 shares via control over Ravelston, which
                           controls HI; 600 shares directly; 9,600 shares
                           indirectly via Conrad Black Capital Corporation; 50
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                            shares via son; and 500 shares via spouse. CMB
                            disclaims beneficial ownership of his son's and
                            spouse's securities and this report shall not be
                            deemed an admission that he is a beneficial owner of
                            such securities for purposes of Section 16 or for
                            any other purpose.
      (iv) For Amiel:       26,671,431 shares via spouse's control over
                            Ravelston, which controls HI; 500 shares directly;
                            9,600 shares indirectly via spouse's control over
                            Conrad Black Capital Corporation; 50 shares via
                            spouse's son; and 600 shares via spouse.  Amiel
                            disclaims beneficial ownership of her spouse's and
                            her spouse's son's securities and this report shall
                            not be deemed an admission that she is a beneficial
                            owner of such securities for purposes of Section 16
                            or for any other purpose.
(5)  (i)   For HI:          Directly:
     (ii)  For Ravelston:   Indirectly, via its control of HI.
     (iii) For CMB:         Indirectly, via his control of Ravelston, which
                            controls HI.
     (iv)  For Amiel:       Indirectly, via her spouse, CMB, and his control of
                            Ravelston, which controls HI.
(6)  Immediately.
(7)  Class A Common Stock of the Company.
(8)  692,692.
(9)  (i)   For HI:          18,111,969 directly
     (ii)  For Ravelston:   18,111,969 indirectly via its control of HI
     (iii) For CMB:         18,111,969 indirectly via his control of Ravelston,
                            which controls HI; 66,963 via his control of
                            Ravelston; and 1,611,039 directly
     (iv)  For Amiel:       18,111,969 indirectly via CMB's control of
                            Ravelston, which controls HI; 66,963 via CMB's control of Ravelston; and 611,039 via CMB's direct holdings. Amiel disclaims beneficial ownership of CMB's securities and this report shall not be deemed an admission that she is a beneficial owner of such securities for purposes of Section 16 or for any other purposes.